UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2012

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Leadenhall Road

Mt. Laurel, New Jersey 08054

(Address of principal executive offices, including zip code)

(856) 917-1744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On September 25, 2012, PHH Vehicle Management Services, Inc. (“VMS Canada”), a Canadian subsidiary of PHH Corporation (the “Company”), entered into a Credit Agreement (the “Canadian Credit Facility”) among VMS Canada, as Borrower, the Bank of Nova Scotia, as Administrative Agent, Lead Arranger and Sole Bookrunner (the “Agent”), and the subisidiaries of VMS Canada and the lenders from time to time party to the Canadian Credit Facility.

The Canadian Credit Facility consists of a revolving credit facility of up to C$125 million and matures August 2, 2015.  Up to C$10 million of borrowing capacity under the Canadian Credit Facility is available for the issuance of letters of credit. All borrowings under the Canadian Credit Facility are subject to the satisfaction of customary conditions, including the absence of a default under the Canadian Credit Facility and the accuracy of representations and warranties.

Concurrently with the execution of the Canadian Credit Facility, the Company executed a Parent Guaranty (the “Guaranty”) in favor of The Bank of Nova Scotia, in its capacity as administrative agent under the Canadian Credit Facility.  Pursuant to the Guaranty, the Company absolutely and unconditionally guaranteed the due and punctual payment and performance of all of VMS Canada’s obligations under the Canadian Credit Facility.

Interest and Fees.  Pricing under the Canadian Credit Facility is based upon the Company’s senior non-credit enhanced unsecured long-term debt ratings.  If the ratings on the Company’s senior non-credit enhanced unsecured long-term debt assigned by Moody’s Investor Service, Inc., Standard & Poor’s Rating Services, a business unit within Standard & Poor’s Financial Services, LLC, and Fitch, Inc., are not equivalent to each other, the second highest credit rating assigned by them determines pricing under the Canadian Credit Facility, provided that, in the event that any two of the rating agencies have equivalent ratings, but the third rating agency’s ratings differs, pricing under the Canadian Credit Facility is determined by the ratings which are equivalent.  As of the date of the Canadian Credit Facility, borrowings pursuant to the revolving commitments bore interest at 250 basis points (“bps”) over the CDOR Rate (as defined in the Canadian Credit Facility).  Letters of credit require an annualized commission and fronting fee.  As of the date of the Canadian Credit Facility, such annualized commissions and fronting fees were 250 bps and 25 bps, respectively.  The Canadian Credit Facility also requires VMS Canada to pay quarterly facility fees which, as of the date of the Canadian Credit Facility, equaled 75 bps on an annualized basis.

Guarantees and Security.  The obligations of VMS Canada under the Canadian Credit Facility are guaranteed by the Company pursuant to the Guaranty.  Additionally, VMS Canada’s obligations under the Canadian Credit Facility are secured by a first priority security interest in all of the present and future property of VMS Canada, including a first priority securities pledge of the equity in all of VMS Canada’s subsidiaries, subject to exceptions for asset securitization subsidiaries and certain other excluded transactions.  Borrowings under the Canadian Credit Facility are subject to a borrowing base test, consisting of a percentage of lease receivables and other receivables, as more fully described in the Canadian Credit Facility.  The Company’s obligations under the Guaranty are not secured.

Covenants.  The Canadian Credit Facility contains certain affirmative and negative covenants binding on VMS Canada, including, but not limited to, restrictions on additional indebtedness, transactions with affiliates, mergers, liens, liquidations and sale and leaseback transactions.  In addition, the Canadian Credit Facility imposes restrictions on the ability of VMS Canada to pay dividends, make other restricted payments, make acquisitions, merge or reorganize, in each case, subject to a number of exceptions.  Failure to comply with the covenants constitutes an event of default allowing the Agent or the lenders to accelerate repayment.

The Guaranty also contains certain affirmative and negative covenants binding on the Company, consistent with the Company’s U.S. revolving credit facility, including, but not limited to, restrictions on certain indebtedness of material subsidiaries and subsidiary guarantors, transactions with affiliates, mergers, liens, liquidations and sale and leaseback transactions.

The foregoing summary of the Canadian Credit Facility and the Guaranty is qualified in its entirety by reference to the full text of the Canadian Credit Facility and Guaranty, respectively, copies of which are filed with this Current Report on Form 8-K (this “Form 8-K”) as Exhibits 10.1 and 10.2, respectively, and which are incorporated herein by reference.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1

Credit Agreement, dated as of September 25, 2012, by and between PHH Vehicle Management Services, Inc./PHH Services de Gestion de Véhicules, Inc., as Borrower, and The Bank of Nova Scotia, as Administrative Agent, Lead Arranger and Sole Bookrunner, and the subsidiaries of the borrower and the lenders from time to time party thereto.

10.2	Parent Guaranty, dated as of September 25, 2012, made by PHH Corporation, as guarantor, in favor of The Bank of Nova Scotia, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

	By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel & Secretary

Dated: October 1, 2012